SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Union Street Trust II
(Name of Registrant as Specified In Its Charter)

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IMPORTANT

SHAREHOLDER UPDATE

Fidelity® Municipal Money Market Fund

URGENT PROXY VOTING REQUEST

The Special Meeting of Shareholders scheduled for August 15, 2002 was adjourned to September 18, 2002 because of insufficient shareholder response to the recent proxy mailings. Many more shareholders must vote their proxies for the fund to be able to hold its meeting. We urge you to vote your proxy without further delay.

A package of proxy information was mailed to you in May to enable you to vote on important proposals that affect the funds and your investment(s). This information describes each proposal and asks for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.

Your vote is important, no matter how large or small your holdings may be.

We are writing to remind you that your participation is extremely important. The Special Meeting of Shareholders scheduled for September 18, 2002 cannot be held until we receive a majority of the votes. If you do not plan to cast your vote at the meeting on September 18, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in the funds received a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote by Internet
Please visit the web site indicated on your proxy card(s) and follow the online instructions.

2. Vote By Touch-tone Phone
Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

3. Vote by Mail
Please mail your signed proxy card(s) in the postage-paid envelope.

4. Vote By Telephone 1-866-610-5974

Call toll-free weekdays from 8:00 AM - 11:00 PM Eastern Time and Saturdays from 11:00 AM -6:00 PM, Eastern Time. Your vote will be recorded by a representative of Alamo Direct, our independent proxy solicitation firm.

5. Vote by Fax
Please fax the front and back of your signed proxy card(s) to our proxy tabulator at 1-888-796-9932.

PLEASE VOTE YOUR PROXY NOW

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-3198. We appreciate your immediate attention. Thank you.

Information on the Proxy Proposals

Please read the full text of the proxy statement. Below is a brief overview of the proposals to be voted upon. Your vote is important. We appreciate your placing your trust in Fidelity and look forward to helping you achieve your financial goals.

What proposals am I being asked to vote on?

1. To continue the effectiveness of Article VII, Section 7.04 of the Trust Instrument.

2. To authorize the Trustees to increase the maximum number of Trustees.

3. To authorize the Trustees to clarify the scope of the Trustees' authority regarding reorganization or termination.

4. To authorize the Trustees to enter into management contracts on behalf of a new fund.

5. To elect a Board of Trustees.

6. To approve an amended management contract for Fidelity Arizona Municipal Money Market Fund.

7. To approve an amended management contract for Fidelity Municipal Money Market Fund.

8. To approve an amended management contract for Spartan Municipal Money Fund.

9. To modify Fidelity Municipal Money Market Fund's fundamental 80% investment policy.

10. To eliminate a fundamental investment policy of Fidelity Municipal Money Market Fund.

11. To modify Spartan Municipal Money Fund's fundamental 80% investment policy.

12. To amend each of Fidelity Municipal Money Market Fund's and Spartan Municipal Money Fund's fundamental investment limitation concerning diversification.

13. To amend each fund's fundamental investment limitation concerning underwriting.

14. To amend each fund's fundamental investment limitation concerning lending.

What is Article VII, Section 7.04 of the Trust Instrument? (Proposal 1)

Section 7.04 of Article VII allows shareholders to bring derivative action on behalf of the Trust only after making a pre-suit demand upon the Trustees to bring the subject action. A pre-suit demand on the Trustees is excused only if the majority of the Trustees have a personal financial interest in the action.

The Trustees seek to ensure that they retain the ability to manage the affairs of the fund, including control of derivative actions that are brought on behalf of the fund. This provision in the amendment will resolve any legal uncertainty by expressly stating that a Trustee shall not be deemed to have a personal financial interest or otherwise be disqualified from considering a pre-suit demand due to his or her service on multiple fund boards of trustees. Continuing the effectiveness of the amendment will not alter in any way the Trustees' existing fiduciary obligation to act with due care and in shareholders' interests.

Why are the funds proposing to adopt an amended and restated Trust Instrument? (Proposals 2, 3 and 4)

The proposal asks shareholders to approve an increase in the Board of Trustees from a maximum number of twelve to a maximum number of fourteen. This increase, if approved, will allow the Board to better organize itself and its committees in overseeing management of Fidelity funds. Additionally, the proposal asks shareholders to adopt an amended form of the Trust Instrument (i.e., the fund's charter). The new Trust Instrument is a more modern form of trust instrument for a Delaware business trust.

Adoption of the new Trust Instrument will not alter the Trustees' existing fiduciary obligations to act with due care and in the interests of shareholders. Before utilizing any new flexibility that the new Trust Instrument may afford, the Trustees must first consider the shareholders' interests and act in accordance with such interests. Adoption of the new Trust Instrument will not result in any changes in the investment policies described in the funds' current prospectuses.

What role does the Board play? (Proposal 5)

The Trustees oversee the investment policies of each fund. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed in the proxy statement. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to each fund.

Why is Fidelity Arizona Municipal Money Market Fund proposing an amended management contract? (Proposal 6)

The amended management contract modifies the list of expenses borne directly by the fund under its present management contract to include annual premiums payable on or after January 1, 2004, if any, for insurance coverage provided by a mutual insurance company. The fund's amended management contract also allows Fidelity Management & Research Company (FMR) and the trust, on behalf of the fund, to modify the fund's management contract subject to the requirements of the Investment Company Act of 1940 (1940 Act). Please refer to the proxy statement for specific details of the fund's amended management contract proposal.

Why is Fidelity Municipal Money Market Fund proposing an amended management contract? (Proposal 7)

The amended management contract provides for lower management fees to be paid to FMR when FMR's assets under management exceed certain levels. The fund's amended management contract also allows FMR and the trust, on behalf of the fund, to modify the fund's management contract subject to the requirements of the 1940 Act. The amended management contract will result in a management fee that is the same as or lower than the fee payable under the fund's present contract. Please refer to the proxy statement for specific details of the amended management contract proposal.

Why is Spartan Municipal Money Fund proposing an amended management contract? (Proposal 8)

The amended management contract modifies the list of expenses borne directly by the fund under its present management contract to include annual premiums payable on or after January 1, 2004, if any, for insurance coverage provided by a mutual insurance company. The amended management contract also reduces the management fee from 0.50% to 0.43% of the fund's average daily net assets. In addition, the fund's amended management contract also allows FMR and the trust, on behalf of the fund, to modify the fund's management contract subject to the requirements of the 1940 Act. Please refer to the proxy statement for specific details of the fund's amended management contract proposal.

Why are Fidelity Municipal Money Market Fund and Spartan Municipal Money Fund proposing to eliminate their fundamental 80% investment policy? (Proposals 9 and 11)

If the proposals are approved, each fund's fundamental 80% "income test" will be replaced with an 80% "asset test." An asset-based test, the standard for other Fidelity municipal money market funds, can be monitored more efficiently than an income-based test, which may facilitate the funds' compliance efforts. The modification of the current policies is not expected to have a material effect on the way the funds are managed.

Why is Fidelity Municipal Money Market Fund eliminating a fundamental investment policy? (Proposal 10)

Eliminating the fund's fundamental investment policy will allow the fund to more clearly communicate its investment objective and investment strategies to shareholders by standardizing its investment disclosure in a manner consistent with other Fidelity funds with similar investment disciplines. Eliminating the fundamental investment policy as proposed is not expected to have any material effect on the way the fund is managed.

Why are Fidelity Municipal Money Market Fund and Spartan Municipal Money Fund proposing to amend each fund's fundamental investment limitation concerning diversification? (Proposal 12)

The primary purpose of the proposal is to update each fund's current fundamental diversification limitation to conform to Fidelity's standard investment limitation.

Why is each fund amending its fundamental investment limitation concerning underwriting? (Proposal 13)

The primary purpose of the proposal is to clarify that the funds are not prohibited from investing in other investment companies. The proposal also serves to conform the funds' fundamental investment limitation concerning underwriting to a limitation which is expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation is not expected to affect the way in which the funds are managed, the investment performance of the funds, or the securities or instruments in which the funds invest.

Why is each fund amending its fundamental investment limitation concerning lending? (Proposal 14)

The primary purpose of this proposal is to revise each fund's fundamental lending limitation to conform to a limitation expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation on lending is not expected to affect the way in which the funds are managed, the investment performance of the funds, or the instruments in which the funds invest. However, the proposed limitation would clarify that acquisitions of loans, loan participations or other debt instruments are not considered lending.

Has the fund's Board of Trustees approved each proposal?

Yes. The Board of Trustees has unanimously approved all of the proposals and recommends that you vote to approve them.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you own of a fund on the record date. The record date was May 20, 2002.

How do I vote my shares?

You can vote your shares by completing and signing the proxy card(s) and mailing it in the postage paid envelope. You may also vote by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card, enter the control number found on your card, and follow the recorded or online instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-800-544-3198.

How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."